A. M. Castle & Co. 8-K

Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Agreement”) is made as of May 27, 2016 by and among A. M. Castle & Co., a corporation organized and existing under the laws of the State of Maryland (the “Company”), the persons and entities listed on Schedule A hereto (collectively, the “Raging Capital Group” and each individually a “Member”) and Kenneth H. Traub, Allan J. Young and Richard N. Burger only with respect to the provisions of this Agreement applicable to Messrs. Traub, Young and Burger as indicated on the signature page hereto.

In consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.

Certain Definitions. Unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1:

“13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“2016 Nominees” shall have the meaning set forth in Section 2.1 below.

“2016 Annual Meeting” means the Company’s 2016 Annual Meeting of Stockholders, including any adjournment, postponement or continuation thereof.

“2018 Annual Meeting” means the Company’s 2018 Annual Meeting of Stockholders, including any adjournment, postponement or continuation thereof.

“2019 Annual Meeting” means the Company’s 2019 Annual Meeting of Stockholders, including any adjournment, postponement or continuation thereof.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, (a) the members of the Raging Capital Group and their Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be “Affiliates” of one another and (b) any business entity of which the Raging Capital Nominee is a member of the board of directors (or similar governing body) shall not be deemed to be an “Affiliate” of the Raging Capital Group solely due to such relationship.

“Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided that, for purposes of Sections 3.2(a) and (b) and Section 4.1(a) below, “Beneficially Own” and “Beneficial Ownership” shall include securities that are beneficially owned, directly or indirectly, by the Raging Capital Group, as a Receiving Party; provided, however, that the number of shares of Common Stock that a person is deemed to beneficially own pursuant to this proviso in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract.

“Board” means the Board of Directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company adopted March 17, 2015, as filed as Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on March 18, 2015.

“Common Stock” means shares of common stock of the Company, par value $0.01 per share.

“Convertible Notes” means the Company’s 7% Convertible Senior Notes due 2017.

“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether (a) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property or (b) such contract conveys any voting rights in shares of Common Stock, without regard to any short or similar position under the same or any other Derivative Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Extraordinary Transaction” shall have the meaning set forth in Section 4.1(c) below.

“Governance Committee” shall have the meaning set forth in Section 2.1 below.

“Maryland Courts” shall have the meaning set forth in Section 5.2 below.

“Member” shall have the meaning set forth in the preamble.

“Net Long Position” means such Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act; provided that, for the avoidance of doubt, “Net Long Position” shall not include any shares as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers to another person, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

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“New Convertible Notes” means the Company’s 5.25% Convertible Senior Notes due 2019.

“Nominee Letter” shall have the meaning set forth in Section 2.5 below.

“Press Release” shall have the meaning set forth in Section 5.1 below.

“Prior Settlement Agreement” shall have the meaning set forth in Section 5.4 below.

“Raging Capital 13D Filing” means the Schedule 13D filed by the Raging Capital Group on February 26, 2016.

“Raging Capital Directors” means Messrs. Traub and Young, and any of their respective successor designees elected to the Board pursuant to Section 2.13 of the Prior Settlement Agreement.

“Raging Capital Nomination” shall have the meaning set forth in Section 2.3 below.

“Raging Capital Nominee” shall have the meaning set forth in Section 2.1 below.

“Raging Capital Successor Designee” shall have the meaning set forth in Section 2.7 below.

“Representatives” means the directors, officers, employees and independent contractors, agents or advisors (including attorneys, accountants, financial advisors, and investment bankers) of the specified party or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Exchange Act.

“Senior Notes” means the Company’s 12.75% Senior Secured Notes due 2018.

“Special Committee” means the Special Committee of the Board.

“Standstill Period” means the period beginning on the date hereof and ending on the date that is one day after the 2018 Annual Meeting.

“Subsidiaries” means each corporation, limited liability company, partnership, association, joint venture or other business entity of which any party or any of its Affiliates owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote generally in the election of the members of the board of directors or similar governing body.

“Third Party” shall have the meaning set forth in Section 4.1(j) below.

“Voting Stock” shall mean shares of the Common Stock and any other securities of the Company having the power to vote in the election of members of the Board.

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2.

Election of 2016 Nominees to the Board.

2.1

The Governance Committee of the Board (the “Governance Committee”) shall recommend for nomination and the Board shall nominate as Class III directors (with a term expiring at the 2019 Annual Meeting) for election at the 2016 Annual Meeting (a) Richard N. Burger (the “Raging Capital Nominee”), (b) Michael Sheehan (or his replacement selected by the Company, subject to the approval of the Raging Capital Group, such approval not to be unreasonably withheld, should Mr. Sheehan be unable to serve as a director) and (c) Gary A. Masse (or his replacement selected by the Company should Mr. Masse be unable to serve as a director) (collectively, the “2016 Nominees”), it being understood and agreed that the 2016 Nominees will be the only director candidates to stand for election at the 2016 Annual Meeting. The Board shall recommend a vote for the 2016 Nominees and shall solicit proxies from the Company’s stockholders for the election of the 2016 Nominees at the 2016 Annual Meeting in the same manner for all 2016 Nominees and devoting the same resources to such solicitation as in prior years.

2.2

The Raging Capital Nominee has submitted to the Company a fully completed copy of the Company’s standard directors’ and officers’ questionnaire, conflict of interest questionnaire, and other reasonable and customary director onboarding documentation previously provided by the Company in connection with the appointment or election of a new director. The Raging Capital Nominee will be governed by the same obligations regarding conflicts of interest, duties, confidentiality, trading and disclosure policies and other governance guidelines as are applicable to all other directors of the Company, all of which policies and guidelines as in effect on the date hereof have been provided by the Company to the Raging Capital Group. The Raging Capital Group and the Raging Capital Nominee will provide to the Company such information requested by the Company as is required to be disclosed in proxy statements under applicable law or would otherwise be necessary for inclusion of the Raging Capital Nominee on any Company slate.

2.3

Raging Capital Master Fund, Ltd. hereby irrevocably withdraws its letter dated February 25, 2016 providing notice to the Company of its intention to nominate certain individuals for election as directors of the Company at the 2016 Annual Meeting (the “Raging Capital Nomination”) and each Member, each Raging Capital Director and the Raging Capital Nominee shall immediately cease, and shall cause each of its Affiliates and Representatives to immediately cease, all efforts, direct or indirect, in furtherance of the Raging Capital Nomination and any related solicitation in connection with the Raging Capital Nomination.

2.4

The Company agrees that, from and after the date of this Agreement until one day after the 2018 Annual Meeting, the size of the Board shall be fixed at eight directors.

2.5

On or prior to the mailing of the Company’s proxy statement with respect to the 2016 Annual Meeting, the Raging Capital Group shall provide to the Company a letter executed by the Raging Capital Nominee (which shall be countersigned by the Company) in the form attached hereto as Exhibit A (the “Nominee Letter”).

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2.6

Other than the compensation letter agreement described in the Raging Capital 13D Filing, the Raging Capital Nominee solely on behalf of himself hereby represents and agrees that he neither is, nor will he become, a party to any agreement, arrangement or understanding with any person or entity other than the Company in connection with his service or action as a director of the Company.

2.7

If the Raging Capital Nominee is unable to serve as a director nominee with respect to the 2016 Annual Meeting or ceases to be a member of the Board for any reason (other than (i) removal of such director by the stockholders of the Company or (ii) failure of such director to be re-elected by the stockholders to the Board at the end of his term), then the Raging Capital Group will be entitled to recommend, for consideration by the Board, another person (a “Raging Capital Successor Designee”) to serve as a director nominee or director, as applicable, in place of the Raging Capital Nominee. Any Raging Capital Successor Designee must (i) be qualified to serve as a member of the Board under the Company’s Corporate Governance Guidelines; (ii) qualify as an “independent director” under applicable rules of the SEC and the rules of the New York Stock Exchange and under the Company’s Corporate Governance Guidelines; and (iii) be reasonably acceptable to the Board in its good faith business judgment after exercising its fiduciary duties. The Board will nominate for election or elect as a director, as applicable, the Raging Capital Successor Designee promptly after he has been recommended by the Raging Capital Group and approved by the Board in accordance herewith and such Raging Capital Successor Designee shall be nominated for election or elected, as applicable, to the same class as the Raging Capital Nominee that he is replacing. In the event the Board shall decline to accept a candidate recommended by the Raging Capital Group, the Raging Capital Group may propose a replacement, subject to the above criteria. Upon becoming a director nominee or member of the Board, as applicable, the Raging Capital Successor Designee will succeed to all of the rights and privileges of, and will be bound by the terms and conditions applicable to, a Raging Capital Nominee under this Agreement.

2.8

From and after election to the Board, the Raging Capital Nominee will be considered for appointment to, and will be offered the opportunity to be a member of, each committee of the Board in accordance with the Board’s customary practices and policies relating to such appointments applicable to all non-employee directors of the Company.

2.9

Effective as of the date hereof, the Finance Committee of the Board shall be dissolved and the obligation of the Company to establish and maintain a Finance Committee as set forth in the Prior Settlement Agreement shall be eliminated.

2.10

The Company agrees to hold the 2016 Annual Meeting no later than July 27, 2016.

3.

Representations and Warranties and Covenants.

3.1

Each of the parties hereto represents and warrants to the other parties that:

(a)

such party has all requisite corporate or other authority and power necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

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(b)

the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or other action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

(c)

this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

(d)

this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

3.2

Each Member jointly represents and warrants that, as of the date of this Agreement, (a) the Raging Capital Group and the Raging Capital Directors Beneficially Own an aggregate of (i) 4,687,017 shares of Common Stock (excluding shares of Common Stock underlying New Convertible Notes Beneficially Owned by the Raging Capital Group), (ii) $27,500,000 principal amount of Senior Notes and (iii) $2,940,000 principal amount of New Convertible Notes, (b) except for such ownership, no member of the Raging Capital Group, individually or in the aggregate with all other members of the Raging Capital Group and its Affiliates, nor the Raging Capital Directors have any other Beneficial Ownership of any Common Stock or other debt or equity securities of the Company and (c) the Raging Capital Group, collectively with its Affiliates, and the Raging Capital Directors have an aggregate Net Long Position of 4,687,017 shares of Common Stock (excluding shares of Common Stock underlying New Convertible Notes Beneficially Owned by the Raging Capital Group).

3.3

During the Standstill Period, neither the Company and its officers, directors or Affiliates, on the one hand, nor any of the Members and their respective officers, directors or Affiliates or the Raging Capital Directors, the Raging Capital Nominee or their Affiliates, on the other hand, shall directly or indirectly make or issue or cause to be made or issued any disclosure, announcement, or statement (including the filing of any document or report with the SEC or any other governmental agency unless required by law or the rules of any securities exchange on which the Common Stock is listed or traded and any disclosure to any journalist, member of the media, or securities analyst) concerning the other party or any of its respective past, present or future directors, director nominees, officers, members, employees, advisors or other Affiliates, which disparages such other party or any of such other party’s respective past, present, or future directors, director nominees, officers, members, employees, advisors or other Affiliates. The restrictions in this Section 3.3 shall not apply in any compelled testimony or production of information, either by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought to the extent legally required; provided, that the recipient of such legal process, subpoena, or request shall promptly notify the other parties hereto of the receipt of such legal process, subpoena or request so that such other parties may seek an appropriate protective order or other remedy and the recipient shall reasonably cooperate in connection therewith.

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3.4

From and after election to the Board, the Raging Capital Nominee shall be (a) compensated for his service as a director and will be reimbursed for his expenses on the same basis as all other non-employee directors of the Company; (b) granted equity-based compensation and other benefits on the same basis as all other non-employee directors of the Company; and (c) entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

4.

Covenants of the Raging Capital Group, the Raging Capital Directors and the Raging Capital Nominee.

4.1

Standstill. During the Standstill Period, the Raging Capital Group, each Member, each Raging Capital Director and the Raging Capital Nominee and each of their respective Affiliates shall not, without the prior written consent of the Company:

(a)

own, acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, (i) Beneficial Ownership of any Common Stock representing in the aggregate in excess of 22.5% of the shares of Common Stock outstanding at any given time; provided that shares of Common Stock underlying Convertible Notes or New Convertible Notes shall not be deemed to be Beneficially Owned, regardless of the ability of the holders thereof to convert such Convertible Notes or New Convertible Notes into Common Stock at any given time, for purposes of calculating this ownership limitation unless and until such Convertible Notes or New Convertible Notes are actually converted into Common Stock pursuant to the terms thereof, or (ii) Beneficial Ownership of any Senior Notes, Convertible Notes, New Convertible Notes or any other interests in the Company’s indebtedness such that the aggregate principal amount of all such indebtedness exceeds $40,000,000; provided that nothing herein will require Common Stock to be sold to the extent the ownership limit in subparagraph (i) is exceeded solely as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;

(b)

make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person with respect to the voting of, any Voting Stock of the Company (other than in a Raging Capital Director’s or the Raging Capital Nominee’s capacity as a member of the Board in a manner consistent with the Board’s recommendation in connection with such matter);

(c)

separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent, submit a recommendation of, proposal for or offer of (with or without conditions) (including to the Board) any Extraordinary Transaction, except confidentially in a manner that would not be reasonably likely to require public disclosure. “Extraordinary Transaction” means any of the following involving the Company or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its Subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution;

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(d)

seek, propose or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to any Extraordinary Transaction, change in the structure or composition of the Board or change in executive officers of the Company, in each case, other than at the direction of the Board or through non-public communications with the officers and directors of the Company;

(e)

form, join or in any way participate in a 13D Group (other than the Raging Capital Group, the Raging Capital Directors, the Raging Capital Nominee and their current and future Affiliates);

(f)

present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Board (except with respect to the Raging Capital Nominee up for election at the 2016 Annual Meeting or the selection of a Raging Capital Successor Designee) or seek the removal of any member of the Board, other than through action of the Board by a Raging Capital Director or Raging Capital Nominee acting in his capacity as a director;

(g)

grant any proxy, consent or other authority to vote with respect to any matter pertaining to the Company (other than to the named proxies included in the Company’s proxy card for an annual meeting or a special meeting) or deposit any shares of the Voting Stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Voting Stock) held by the Raging Capital Group, the Raging Capital Directors, the Raging Capital Nominee or their Affiliates in a voting trust or subject them to a voting agreement or other arrangement of similar effect;

(h)

make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (x) in support of any solicitation described in clause (b) above, or (y) negatively commenting upon the Company, including the Company’s corporate strategy, business, corporate activities, Board or management (and including making any statements critical of the Company’s business, strategic direction, capital structure or compensation practices);

(i)

institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(j)

other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer or agree to sell shares of Common Stock (or securities convertible into Common Stock) or transfer any rights decoupled from the underlying Common Stock to any person or entity not a party to this Agreement (a “Third Party”) that would knowingly result in such Third Party, together with its affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of the Common Stock outstanding at such time or would knowingly increase the beneficial or other ownership interest of any Third Party who, together with its affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of the Common Stock outstanding at such time, except in each case in a transaction approved by the Board;

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(k)

engage in any short sale of shares of Common Stock or any hedging, swap or derivatives transaction the effect of which directly reduces in any material respect the economic risk of ownership of the Company’s securities;

(l)

seek to call, request the call of or join with any other stockholder in a request to call, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company;

(m)

control, influence or seek to control or influence the Board other than (i) through the Raging Capital Directors or the Raging Capital Nominee, or (ii) through non-public communications with the officers and directors of the Company;

(n)

request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 4.1; provided that the Raging Capital Group, the Raging Capital Directors and the Raging Capital Nominee may confidentially request the Company to amend or waive any provision of this Section 4.1 in a manner that would not be reasonably likely to require public disclosure; or

(o)

direct, instruct, assist or encourage any of their respective Subsidiaries, Representatives or Affiliates to take any such action.

Nothing in this Section 4.1 shall prohibit or in any way limit any actions that may be taken by the Raging Capital Directors or the Raging Capital Nominee acting solely as directors of the Company (including, without limitation, voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising issues to the Board) consistent with their fiduciary duties as directors of the Company.

The restrictions in Section 4.1(k) shall continue to apply after the expiration of the Standstill Period for so long as the members of the Raging Capital Group (together with their controlled Affiliates) collectively Beneficially Own an aggregate Net Long Position in at least 1,762,835 shares of Common Stock (as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like) unless neither Kenneth H. Traub, Allan J. Young nor any employee, officer or partner of any member of the Raging Capital Group or any Affiliate is serving on the Board at such time.

4.2

Voting. No Member, Raging Capital Director or Raging Capital Nominee shall make, and each Member, Raging Capital Director and Raging Capital Nominee shall cause each of their Affiliates not to make, any objection to the election of the 2016 Nominees at the 2016 Annual Meeting. During the Standstill Period, each Member, each Raging Capital Director and Raging Capital Nominee shall, and shall cause each of their Affiliates to, cause all shares of Common Stock to which they are entitled to vote at any annual meeting or any special meeting of the Company’s stockholders to be present at such meeting for quorum purposes and to vote all of such shares:

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(a)

in the case of the 2016 Annual Meeting, in favor of (x) the election of each of the 2016 Nominees; (y)  the approval of the Company’s executive compensation; and (z) the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

(b)

at any other annual meeting or special meeting of the Company’s stockholders, with respect to each proposal, in accordance with the recommendation of the Board; provided, however, if a majority of the Raging Capital Directors and the Raging Capital Nominee (for the avoidance of doubt, a majority means two of the three individuals) do not concur with such recommendation in their capacities as directors of the Company, all of such shares will be voted in accordance with the recommendation of Institutional Shareholder Services.

5.

Miscellaneous.

5.1

Public Announcements. No later than 9:00 a.m., New York City time, on the first trading day after the date hereof, the Company and the Raging Capital Group shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit B (the “Press Release”). Neither the Company, the Raging Capital Group, the Raging Capital Directors nor the Raging Capital Nominee shall make any public announcement or statement concerning or relating to this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party which shall not be unreasonably withheld. The Company acknowledges that the Raging Capital Group intends to file this Agreement and the agreed upon Press Release as an exhibit to its Schedule 13D pursuant to an amendment that the Company shall have the opportunity to review in advance. The Company shall have an opportunity to review in advance any Schedule 13D filing made by the Raging Capital Group with respect to this Agreement and the Raging Capital Group shall have an opportunity to review in advance the Form 8-K to be filed by the Company with respect to this Agreement.

5.2

Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland without giving effect to the principles of conflicts of laws. The parties agree that any state or federal court located in the State of Maryland (“Maryland Courts”) shall have exclusive jurisdiction with respect to all actions and proceedings arising out of or relating to this Agreement. Each party hereby (i) consents to submit itself to the personal jurisdiction of the Maryland Courts in the event any dispute among the parties arises out of or relates to this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other requests for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement in any other court and irrevocably waives the right to trial by jury in the event of any such dispute and (iv) irrevocably consents to service of process by delivery of notice complying with Section 5.5.

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5.3

Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any Member of the Raging Capital Group, the Raging Capital Directors and the Raging Capital Nominee, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Raging Capital Group. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

5.4

Entire Agreement; Amendment. This Agreement, including the schedules and exhibits hereto, and the Settlement Agreement dated March 17, 2015 (the “Prior Settlement Agreement”), constitute the full and entire understandings and agreements among the parties with regard to the subjects hereof. Any previous agreements, other than the Prior Settlement Agreement, among the parties relative to the specific subject matter hereof are superseded by this Agreement. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by all of the parties hereto.

5.5

Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt by email to all persons whose email addresses are set forth below, with a copy also sent by express overnight delivery service, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:

If to the Raging Capital Group, the Raging Capital Directors or the Raging Capital Nominee:

Raging Capital Management, LLC
Ten Princeton Avenue
P.O. Box 228
Rocky Hill, New Jersey 08553
Attention:

Frederick C. Wasch

Email:

fred@ragingcapital.com

with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:

Steve Wolosky, Esq.

Email:

swolosky@olshanlaw.com

If to the Company, to:

A. M. Castle & Co.
1420 Kensington Road
Suite 220
Oak Brook, Illinois 60523
Attention:

Marec E. Edgar, Corporate Secretary

Email:

corporatesecretary@amcastle.com

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with a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606-5096
Attention:

Eric Orsic, Esq.

Email:

eorsic@mwe.com

5.6

Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.7

Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

5.8

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by means of electronic delivery of facsimile or .pdf signatures).

5.9

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

5.10

Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

5.11

SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

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5.12

Construction of Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

5.13

Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.

5.14

Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

5.15

Expenses. Within ten business days following receipt of reasonably satisfactory documentation thereof, the Company shall reimburse the Raging Capital Group for its reasonable out-of-pocket fees and expenses incurred in connection with the matters related to the 2016 Annual Meeting and the negotiation, execution and effectuation of this Agreement, in an amount not to exceed $60,000; provided, that the Company shall not be obligated to reimburse the Raging Capital Group for any compensatory amounts paid by the Raging Capital Group or its Affiliates to the Raging Capital Nominee. All other fees and expenses incurred by each of the parties hereto in connection with the matters contemplated by this Agreement shall be borne by such party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

A. M. CASTLE & CO.

By:	/s/ Marec E. Edgar
Name:	Marec E. Edgar
Title:	Executive Vice President, General Counsel, Secretary & Chief Administrative Officer

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RAGING CAPITAL MASTER FUND, LTD.

By:	Raging Capital Management, LLC Investment Manager

By:	/s/ William C. Martin
Name:	William C. Martin
Title:	Chairman, Chief Investment Officer and Managing Member

RAGING CAPITAL MANAGEMENT, LLC

By:	/s/ William C. Martin
Name:	William C. Martin
Title:	Chairman, Chief Investment Officer and Managing Member

/s/ William C. Martin
William C. Martin

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/s/ Kenneth H. Traub
Kenneth H. Traub, as a Raging Capital Director, solely with respect to Sections 2.3, 3.1, 3.3, 4 and 5
/s/ Allan J. Young
Allan J. Young, as a Raging Capital Director, solely with respect to Sections 2.3, 3.1, 3.3, 4 and 5

/s/ Richard N. Burger
Richard N. Burger, as a Raging Capital Nominee, solely with respect to Sections 2.2, 2.3, 2.6, 2.8, 3.1, 3.3, 3.4, 4 and 5

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SCHEDULE A

RAGING CAPITAL GROUP

Raging Capital Master Fund, Ltd.

Raging Capital Management, LLC

William C. Martin

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EXHIBIT A

FORM OF NOMINEE LETTER

May 27, 2016

Board of Directors
A. M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523

Re: Consent

Ladies and Gentlemen:

This letter is delivered pursuant to Section 2.5 of the Settlement Agreement, dated as of May 27, 2016, by and among A. M. Castle & Co., the members of the Raging Capital Group, the Raging Capital Directors and the Raging Capital Nominee signatory thereto (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

In connection with the Agreement, I hereby consent to (i) be named as a nominee for the position of director of the Company in the Company’s proxy statement for the 2016 Annual Meeting and (ii) serve as a director if I am so elected at the 2016 Annual Meeting. I also agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board and as is required to be disclosed in proxy statements under applicable law.

Assuming the absence of material conflicts of interest involving me relevant to such committee’s activities, at all times that I am a director of the Company, regardless of whether a member of such committee, I shall be entitled to attend any meeting of any committee of the Board and participate as a non-voting member (if not a committee member), including the right to simultaneously receive any materials distributed to any committee members.

At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s Corporate Governance Guidelines, Code of Ethics for Directors, Related Party Transactions Policy, Insider Trading Policy and Director Stock Ownership Guidelines, in each case that have been identified to me, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

Sincerely,

Name: Richard N. Burger

ACKNOWLEDGED AND AGREED:

A. M. CASTLE & CO.

By:
Name:	Marec E. Edgar
Title:	Executive Vice President, General Counsel, Secretary & Chief Administrative Officer

EXHIBIT B

PRESS RELEASE

A. M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

-At ALPHA IR-

Analyst Contact

Chris Donovan or Chris Hodges

(312) 445-2870

Email: CAS@alpha-ir.com

Traded: NYSE (CAS)

A. M. CASTLE & CO. ANNOUNCES SETTLEMENT AGREEMENT WITH RAGING CAPITAL MANAGEMENT

OAK BROOK, IL, May 27, 2016 - A. M. Castle & Co. (NYSE: CAS) (the “Company” or “Castle”), a global distributor of specialty metal and supply chain solutions, announced today that it has reached an agreement with Raging Capital Management, LLC (“Raging Capital”) on the composition of the Company’s Board of Directors (the “Board”) and matters relating to the 2016 annual meeting of shareholders.

Under the terms of the settlement agreement with Raging Capital, the Board has agreed to nominate Richard N. Burger and Michael Sheehan for election as Class III directors at the Company’s 2016 annual meeting of shareholders scheduled to be held on July 27, 2016 (the “2016 Annual Meeting”). The Board has also agreed to nominate Director Gary A. Masse for re-election as a Class III director at the 2016 Annual Meeting. Chairman Brian P. Anderson and Director Reuben S. Donnelley will not stand for re-election at the 2016 Annual Meeting; both will continue to serve until the 2016 Annual Meeting. The Board has agreed to appoint Gary Masse as Chairman, effective immediately. In connection with this agreement, Raging Capital has agreed to certain standstill, voting and support commitments.

President and CEO Steve Scheinkman commented, “The Management team is excited to begin to work with our new Board members who bring a wealth of experience in successful business transformation. We plan to draw on Michael’s experience in implementing dynamic sales and marketing strategies, as well as navigating the challenges of shifting end markets, just as he has at the Boston Globe. Similarly, we are looking forward to tapping Richard’s expertise in profitably growing market share in a fragmented end market, just as he did at Coleman Cable.”

Michael Sheehan Background

Mike Sheehan is the current Chief Executive Officer of Boston Globe Media Partners. Prior to joining the Globe in January 2014, he spent 20 years at Hill Holliday, where he served as Chairman, Chief Executive Officer, President, and Chief Creative Officer. During his tenure as President and CEO, Hill Holiday grew 85%. He has also served as Executive Vice President and Executive Creative Director for DDB Chicago, another large advertising agency.

Sheehan has served on the Board of Directors of BJ’s Wholesale Club where he chaired the Compensation Committee and was a member of the Governance Committee. He has also served on the Board of the American Association of Advertising Agencies, and has chaired the Board of Trustees of his alma mater, Saint Anselm College. He currently serves on the Boards of ChoiceStream, a leading programmatic advertising firm as well as the American Repertory Theater and Catholic Charities of the Archdiocese of Boston. He attended the United States Naval Academy and graduated from Saint Anselm College in 1982 with a B.A. in English.

Richard Burger Background

Richard Burger is the former Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Coleman Cable, Inc., which was a public company and leading provider of electrical wire and cable products in the United States and Canada. Burger spent 17 years at Coleman Cable, 13 of which were in the EVP/CFO position where he directed numerous acquisitions and led the Company’s accounting, finance, information technologies, human resources functions, and investor relations activities.

Prior to Coleman Cable, Burger was the President of Accounting Advantage, the President and CEO of Burns Aerospace, and a Vice President and Treasurer at Ferox Microsystems. His experience also includes accounting and financial roles at Fairchild Industries, Marriot Corporation and Price Waterhouse & Co. Burger received an MBA from the University of Baltimore and a Bachelor of Science with a Major in Accounting from Towson University.

More detailed information on the terms of the settlement agreement can be found in a Form 8-K filed with the Securities and Exchange Commission on May 27, 2016.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, construction equipment, and retail sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 21 metals service centers located throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Cautionary Statements Regarding Forward-Looking Information

Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, and the cost savings and other benefits that we expect to achieve from our facility closures and organizational changes. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” "should," or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including our ability to effectively manage our operational initiatives and refinancing activities, the impact of volatility of metals prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, our ability to successfully complete the remaining steps in our deleveraging plan, and the impact of our substantial level of indebtedness, as well as including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.